As filed with the Securities and Exchange Commission on June 5, 2024

Registration No. 333-275199

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sportsman’s Warehouse Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	39-1975614
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Sportsman’s Warehouse Holdings, Inc.

1475 West 9000 South, Suite A, West Jordan, Utah 84088
(Address of Principal Executive Offices) (Zip Code)

Sportsman’s Warehouse Holdings, Inc. Amended and Restated 2019 Performance Incentive Plan

Sportsman’s Warehouse Holdings, Inc. Inducement Plan

(Full title of the plans)

Jeff White
Chief Financial Officer and Secretary

Sportsman’s Warehouse Holdings, Inc.
1475 West 9000 South, Suite A,

West Jordan, Utah 84088

(801) 566-6681

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copy to:

John-Paul Motley

Logan Tiari

Cooley LLP

355 South Grand Avenue, 9th Floor

Los Angeles, California 90071

(213) 561-3250

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Sportsman’s Warehouse Holdings, Inc. (the “Registrant”) previously filed a Registration Statement on Form S-8 (File No. 333-275199) on October 27, 2023 (the “2023 Form S-8”) with the Securities and Exchange Commission (the “SEC” or the “Commission”) to register the offer of 1,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”) pursuant to the Registrant’s Inducement Plan (the “Inducement Plan”).

On April 1, 2024, the Compensation Committee of the Registrant’s Board of Directors approved amending and restating the Registrant’s 2019 Performance Incentive Plan (as amended and restated, the “Amended 2019 Plan”), subject to stockholder approval. The Registrant’s stockholders approved the Amended 2019 Plan at the Registrant’s annual meeting of stockholders held on May 30, 2024 (the “2024 Annual Meeting”). Upon stockholder approval of the Amended 2019 Plan at the 2024 Annual Meeting, the Registrant’s authority to grant new awards under the Inducement Plan terminated, and a total of 545,293 shares of Common Stock that had been available for new award grants under the Inducement Plan immediately prior to the 2024 Annual Meeting became available for award grants under the Amended 2019 Plan. As provided in the Amended 2019 Plan, any shares of the Registrant’s common stock subject to awards (other than stock options and stock appreciation rights) granted under the Inducement Plan that were outstanding and unvested immediately prior to the 2024 Annual Meeting that are forfeited, terminated, cancelled or otherwise reacquired by the Registrant without having become vested plus any shares that are withheld or reacquired by the Registrant to satisfy the tax withholding obligations related to any awards (other than stock options and stock appreciation rights) granted under the Inducement Plan that were outstanding immediately prior to the 2024 Annual Meeting will be available for award grant purposes under the Amended 2019 Plan. As of the date of the 2024 Annual Meeting, a total of 454,707 shares were subject to awards then outstanding under the Inducement Plan. The number of shares available for new award grants under the Inducement Plan immediately prior to the 2024 Annual Meeting, the number of shares subject to awards (other than stock options and stock appreciation rights) granted under the Inducement Plan that were outstanding and unvested immediately prior to the 2024 Annual Meeting that are forfeited, terminated, cancelled or otherwise reacquired by the Registrant without having become vested, and the number of shares that are withheld or reacquired by the Registrant to satisfy the tax withholding obligations related to any awards (other than stock options and stock appreciation rights) granted under the Inducement Plan that were outstanding immediately prior to the 2024 Annual Meeting are referred to herein as the “Transferred Shares.”

The Registrant is filing this Post-Effective Amendment No. 1 to Form S-8 pursuant to SEC Compliance and Disclosure Interpretation 126.43 to amend the 2023 Form S-8 to register the offer of the Transferred Shares under the 2019 Plan (as such shares would no longer be issuable under the Inducement Plan). As of the date of filing of this Post-Effective Amendment No. 1 to Form S-8, the maximum number of shares of Common Stock initially registered for offer pursuant to the Inducement Plan that may become Transferred Shares available for offer under the 2019 Plan is 1,000,000 shares (which is the sum of the (i) 545,293 shares, the number of shares available for new award grants under the Inducement Plan immediately prior to the 2024 Annual Meeting and (ii) 454,707 shares, the number of shares that are subject to awards that remain outstanding under the Inducement Plan but may become Transferred Shares in the future). No additional securities are being registered by this Post-Effective Amendment No.1 to Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the Form S-8 instructions. The documents containing information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

a)
The Registrant’s Annual Report on Form 10-K for the fiscal year ended February 3, 2024, filed with the Commission on April 4, 2024 (File No. 001-36401).
b)
The information specifically incorporated by reference into the Registrant’s Annual Report on From 10-K for the year ended February 3, 2024 from the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 24, 2024 (File No. 001-36401).
c)
The Registrant’s Quarterly Report on Form 10-Q for its fiscal quarter ended May 4, 2024 filed with the Commission on June 5, 2024 (File No. 001-36401).
d)
The Registrant’s Current Reports on Form 8-K, filed with the Commission on March 25, 2024, April 17, 2024 (with respect to Item 5.02 only) and May 31, 2024 (each, File No. 001-36401).
e)
The description of the Registrant’s Common Stock that is contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-36401), filed with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on April 7, 2014, as updated by Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K filed on April 4, 2024 (File No. 001-36401) for the fiscal year ended February 3, 2024, as amended, including any amendment or report filed for the purpose of updating such description.

In addition, all other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation in its certificate of incorporation or an amendment to eliminate or limit the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of law or obtained an improper personal benefit. The Registrant’s amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, to which he or she is a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper. Section 145(g) of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against and incurred by such person in any indemnified capacity, or arising out of such person’s status as such, regardless of whether the corporation would otherwise have the power to indemnify under Delaware law. The Registrant’s amended and restated certificate of incorporation allows and the Registrant’s amended and restated bylaws require that the Registrant indemnify our directors and officers to the fullest extent permitted by the DGCL and that the Registrant pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be ultimately determined that such person is not entitled to be indemnified under the Registrant’s third amended and restated bylaws or otherwise.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. In general, these agreements provide that the Registrant will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or officer or in connection with his or her service at the Registrant’s request for another corporation or entity.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, the Registrant’s amended and restated certificate of incorporation or amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant maintains standard policies of insurance that provide coverage (1) to the Registrant’s directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to the Registrant with respect to indemnification payments that the Registrant may make to such directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description of Exhibit
4.1	Amended and Restated Certificate of Incorporation of Sportsman’s Warehouse Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on June 8, 2023)
4.2	Fourth Amended and Restated Bylaws of Sportsman’s Warehouse Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on March 25, 2024)
5.1*	Opinion of Cooley LLP.
23.1*	Consent of Grant Thornton LLP, independent registered public accounting firm.
23.2*	Consent of Cooley LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page).

99.1	Sportsman’s Warehouse Holdings, Inc.’s Amended and Restated 2019 Performance Incentive Plan (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed on May 31, 2024)

__________________________________

*Filed herewith.

Item 9. Undertakings.

(a)
The undersigned Registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Jordan, State of Utah, on June 5, 2024.

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

By:	/s/ Jeff White
Jeff White
Chief Financial Officer and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul Stone and Jeff White, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul Stone	President and Chief Executive Officer	June 5, 2024
Paul Stone	(Principal Executive Officer)

/s/ Jeff White	Chief Financial Officer and Secretary	June 5, 2024
Jeff White	(Principal Financial Officer and Principal Accounting Officer)

/s/ Richard McBee	Chair of the Board and Director	June 5, 2024
Richard McBee

/s/ Steven Becker	Director	June 5, 2024
Steven Becker

/s/ Martha Bejar	Director	June 5, 2024
Martha Bejar

/s/ Steven Sansom	Director	June 5, 2024
Steven Sansom

/s/ Nancy Walsh	Director	June 5, 2024
Nancy Walsh